Exhibit 4.4

DESCRIPTION OF COMMON STOCK

Tamboran Resources Corporation, a Delaware corporation (the “Company,” “we,” “us” or “our”), currently has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, the Company’s common stock, par value $0.001 per share (the “Common Stock”). The following summary includes a brief description of the Common Stock as well as certain related information.

The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our Certificate of Incorporation (the “Certificate of Incorporation”), and Amended and Restated Bylaws (the “Bylaws”).

General

Pursuant to the Certificate of Incorporation, the total number of shares of all classes of capital stock which the Company shall have authority to issue is 11,000,000,000, consisting of 10,000,000,000 shares of Common Stock, and 1,000,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). The Common Stock is subject to the express terms of any series of Preferred Stock. Each share of Common Stock shall be equal to every other share of Common Stock.

The authorized amount of shares of Common Stock and of Preferred Stock may, without a class or series vote, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the combined voting power of the then-outstanding shares of capital stock of the Company that pursuant to the Certificate of Incorporation are entitled to vote generally in the election of directors of the Company, voting together as a single class.

Common Stock

Voting Rights

Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally. Holders of our Common Stock do not have cumulative voting rights in the election of directors.

Dividend Rights

Holders of shares of our Common Stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Classification of the Board of Directors

Our Certificate of Incorporation provides that our board of directors is divided into three classes, designated Class I, Class II, and Class III. Each class has an equal number of directors, as nearly equal in number as possible, consisting of one-third of the total number of directors constituting the entire board of directors. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will continue to be elected for a three-year term.

Liquidation and Other Rights

Upon our liquidation, dissolution or winding up and after payment in full, or provision for payment, of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution.

The Common Stock has no pre-emptive rights and no redemption, sinking fund or conversion provisions.

Certain Other Provisions of Our Certificate of Incorporation and Bylaws

The following provisions of our Certificate of Incorporation and Bylaws could be deemed to have an anti-takeover effect and could delay, defer or prevent a takeover attempt that a stockholder might consider to be in the stockholders’ best interests.

•

Advance notice of director nominations and matters to be acted upon at meetings. Our Bylaws contain advance notice requirements for nominations for election of directors to our board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

•	Amendment to Bylaws. Our Certificate of Incorporation also provides that our board of directors is expressly authorized to adopt, amend or repeal our Bylaws.

•

Shareholder Actions. Our Certificate of Incorporation also provides that action shall be taken by the stockholders only at annual or special meetings of stockholders and stockholders may not act by written consent.

•

Removal of Board of Directors. Our Certificate of Incorporation provides that directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of our stock entitled to vote generally in the election of directors. In addition, our Certificate of Incorporation provides that any vacancies on our board of directors, and any newly created directorships, will be filled by a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.

•

Supermajority provisions. The General Corporation Law of the State of Delaware (the “DGCL”) provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our Certificate of Incorporation provides that, in addition to any vote required by our governing documents or applicable law or securities exchange rule or regulation, the following provisions in our Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith may be adopted, only by the affirmative vote of the holders of at least two-thirds of the total voting power all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class:

•	the provisions regarding preferred stock;

•	the provisions regarding directors;

•	the provisions regarding indemnification;

•	the provisions regarding director and officer liability;

•	the provisions regarding stockholder action;

•	the provisions regarding cumulative voting;

•	the provisions regarding advance notice of stockholder action and business;

•	the provsions regarding venue;

•	the provisions regarding business combinations with interested stockholders; and

•	the amendment provision.

•

Forum Selection Clause. Our Certificate of Incorporation provides that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Litigation Division) or the federal district court for the District of Delaware) will be the sole and exclusive forum for any claims that (i) are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which Title 8 of the Delaware Code confers jurisdiction upon the Court of Chancery, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Section 22 of the Securities Act of 1933, as amended (the “Securities Act”) creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our certificate of incorporation provides that federal district courts of the United States of America will be the sole and exclusive forum for claims under the Securities Act. In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the forum provision in our Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We will inform our investors in each report filed in accordance with the Exchange Act that we describe the terms of our common stock that the forum provision in our Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

•

Preferred Stock. In the event of a proposed merger or tender offer, proxy contest or other attempt to gain control of us and not approved by our board of directors, it would be possible for the board to authorize the issuance of one or more series of Preferred Stock with voting rights or other rights and preferences which would impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of us. This authority may be limited by applicable law, our Certificate of Incorporation, as it may be amended or restated from time to time, and the applicable rules of any stock exchanges upon which the Common Stock is listed at such time. The consent of our stockholders would not be required for any such issuance of Preferred Stock.

Listing

Our Common Stock is listed on the New York Stock Exchange under the symbol “TBN.”